Exhibit 99.1

  Carpenter Technology Reports Fourth Quarter and Year-End Results


    WYOMISSING, Pa.--(BUSINESS WIRE)--xx--Carpenter Technology Corporation (NYSE:CRS) today reported fourth quarter results, which showed continued improvement in its operating performance and free cash flow generation.
    Net sales for the fourth fiscal quarter ended June 30, 2003 were $212.4 million, compared with $227.6 million for the same period a year ago.
    Net income in the fourth quarter was $5.5 million or $.23 per diluted share. In the quarter, Carpenter incurred a pre-tax charge of $3.6 million related primarily to the early redemption of debt. In the fourth quarter a year ago, Carpenter had a net loss of $4.9 million or $.24 per diluted share.
    Free cash flow, defined as net cash provided before financing activities but after dividends, was $32.8 million in the fourth quarter versus $31.6 million in the same quarter a year ago.
    At the end of the fourth quarter, total debt, net of cash and including amounts outstanding under the company's receivables purchase facility, was reduced to $356.3 million. Carpenter's net debt amount was $23.1 million lower than at the end of the previous quarter and $77.8 million lower than a year ago.

    Year-to-Date Results

    Net sales for fiscal 2003 were $871.1 million, compared with $977.1 million in the previous year. The net loss for fiscal 2003, including special charges, was $10.9 million or $.56 per diluted share compared to a net loss of $118.3 million or $5.41 per diluted share a year ago.
    In the recently completed fiscal year, Carpenter incurred pre-tax special charges of $30.6 million related primarily to severance costs and early retirement incentives associated with its cost reduction efforts and the early redemption of debt. Approximately $24 million of the special charge was non-cash.
    The loss in fiscal 2002 included a $112.3 million charge, or $5.06 per diluted share, related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."
    During fiscal 2003, the company generated $80.2 million of free cash flow in addition to the $79.6 million during fiscal 2002, after adjusting for the effects of the receivables purchase facility.

    Operating Summary

    "Although economic conditions were challenging throughout fiscal 2003 in many of the markets that we serve, including two of our key markets - aerospace and power generation, we improved profitability while continuing to generate significant free cash flow," said Robert
J. Torcolini, chairman, president and chief executive officer. "We will further accelerate our efforts to reduce costs and continue to implement lean practices and process variation reduction methods. Our goal is to achieve profitability through all phases of an economic cycle."
    Carpenter's fourth quarter operating income before other income and expense (net sales less cost of sales and selling and administrative expenses) improved to $19.8 million from $1.4 million a year ago. Adjusted for the pension credit and special charge, quarterly operating income was at its highest level since June 2001. The improvement primarily reflected the benefit of the company's cost reduction efforts, productivity and manufacturing improvements and a reduced impact from inventory reduction initiatives, which negatively affected last year's operating income.
    The improvement in operating income during the quarter was achieved despite a seven percent decline in sales from a year ago. The decrease was due to an 11% decline in stainless steel sales due primarily to reduced demand from the consumer and industrial markets. In addition, sales remained under pressure due to an intense pricing environment caused primarily by the availability of low priced imported stainless bar, rod and wire.
    High temperature alloy sales decreased six percent in the quarter from a year ago due to lower sales to the industrial gas turbine market and, to a lesser extent, the commercial aerospace market.
    Titanium alloy sales, which increased 11% from the same quarter a year ago, benefited from increased sales to the medical market and diversification into high performance motor sports, which offset decreased sales to the aerospace market.

    Outlook

    "Although economic conditions may remain challenging in fiscal 2004, we expect that our cost reduction and manufacturing improvement initiatives will continue to benefit our operating performance," Torcolini concluded.
    Based on current market conditions and excluding the non-cash pension expense, Carpenter expects that its operating performance will continue to show improved year-over-year comparisons for its current fiscal year ending June 30, 2004.
    The operating improvement will be driven primarily by the cost reduction initiatives, as sales growth is expected to be modest due to the depressed aerospace and power generation markets.
    Additionally, the company anticipates that free cash flow for fiscal 2004 will be in excess of $50 million. The projected free cash flow is after estimated capital expenditures of $20 - $30 million.

    Segment Results - Fourth Quarter

    Specialty Metals

    Net sales for the quarter ended June 30, 2003 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $191.0 million or $9.0 million lower than in the same quarter a year ago.
    SAO sales decreased six percent from a year ago primarily as a result of a 16% decline in volume and sustained pricing pressure caused by the availability of low priced imports. Lower valued stainless wire and rod volume, which experienced a strong increase in the fourth quarter a year ago, decreased as many customers rebalanced inventories. Shipments of higher value special alloys declined due to weak demand from the power generation and aerospace markets. SAO continued to experience increased demand for its electronic strip products.
    Dynamet's sales improved 14 percent in the fourth quarter versus a year ago, due primarily to increased sales to the medical market and diversification into new markets such as high performance motor sports. CPP's sales were seven percent lower than a year ago.
    Operating income for the Specialty Metals segment was $23.0 million, which compared to $0.9 million a year ago. The improvement reflects the benefit of cost reduction initiatives and the reduced impact of inventory reduction efforts, which negatively impacted last year's operating income.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components, were $22.1 million compared to $28.2 million a year ago. Last year's fourth quarter included $5.3 million of sales from companies that were subsequently divested.
    Operating income for the Engineered Products segment was $1.5 million in the fourth quarter versus $2.6 million a year ago. The decrease in operating income primarily reflects an increase in reserves for environmental liabilities at one of the Engineered Products business units.

    Segment Results - Fiscal Year

    Specialty Metals

    Fiscal 2003 net sales for the Specialty Metals segment were $760.2 million or $90.6 million lower than a year ago.
    SAO sales decreased 10 percent from a year ago due to a weaker sales mix and reduced selling prices. Decreased shipment levels of higher value special alloys and sustained pricing pressures caused by the availability of low priced stainless steel products adversely impacted sales. Volume was marginally higher than last year due mainly to increased sales of lower value stainless wire and rod products.
    Dynamet's sales decreased 22 percent in fiscal 2003 versus a year ago. The decline in sales was due primarily to lower volumes sold to the aerospace market. CPP's sales were eight percent higher than a year ago due primarily to new customer sales and increased sales in Europe.
    Operating income for the Specialty Metals segment was $38.8 million for fiscal 2003, which was $25.9 million higher than a year ago. The increase reflected improved operating efficiencies, lower costs and the effects on operating income of a more modest level of inventory reduction versus a year ago.

    Engineered Products Segment

    Net sales for this segment for fiscal 2003 were $113.3 million as compared to $128.5 million for the same period a year ago. This group of companies was largely affected by the slowdown in the aerospace and power generation markets. Approximately $10 million of the decline in sales was due to the divestiture of certain businesses.
    Operating income for the Engineered Products segment for fiscal 2003 was $10.9 million versus $10.5 million a year ago. The increase in operating income, despite the lower sales volume and increased reserves, primarily reflects the benefit of cost savings initiatives.

    Net Pension Credit / Expense

    The net pension credit represents income relating to Carpenter's well funded defined benefit pension plan, less expenses for other post-retirement benefit plans.
    In the fourth quarter of fiscal 2003, the net pension credit added income of $0.8 million, which compares to $4.3 million a year ago. For fiscal 2003, the net pension credit added income of $3.4 million versus $17.1 million for the prior fiscal year.
    In fiscal 2004, Carpenter's net pension credit will change to an expense. The net pension expense, which was actuarially determined on June 30, will be $18 million or $.48 per diluted share. This will be a non-cash item, as the company is not required to make a cash contribution to its defined benefit pension plan.
    The fiscal 2004 net pension expense primarily results from the accumulated effect of investment losses from more than two years of declining stock market returns. The stock market performance coupled with the low interest rate environment resulted in a change of actuarial assumptions. The changes included a reduction in the expected rate of return to 8.5% from 10.0% and a lowering of the discount rate to 6.0% from 7.25%, both of which had the effect of increasing the company's net pension expense.

    Special Charges

    The first and second quarter of fiscal 2003 included pre-tax charges totaling $27.0 million ($16.2 million after-tax or $.73 per diluted share). The charges were primarily related to severance payments associated with the elimination of certain salaried and production and maintenance positions, enhanced pension benefits associated with the early retirement of certain production and maintenance employees, and pension related costs due to the retirements and position eliminations in fiscal 2003.
    The charges were predominantly non-cash and did not materially affect Carpenter's operating cash flow.
    In the fourth quarter of fiscal 2003, Carpenter incurred a pre-tax charge of $3.6 million ($2.2 million after-tax or $.09 per diluted share). The charge was comprised of a $4.5 million expense associated with the early redemption of its 9% unsecured debentures, partially offset by an adjustment to the first quarter special charge.

    Other Operating Comments

    In the fourth quarter of fiscal 2003, selling and administrative expenses of $28.5 million were lower than last year by $5.6 million or 16 percent. For fiscal 2003, selling and administrative expenses of $118.8 million were $23.3 million or 16 percent lower than the same period a year ago.
    The favorable impacts of lower salary and benefits, professional fees and outside services, and depreciation and amortization were partially offset by the reduced net pension credit.
    For the most recent fourth quarter, interest expense of $7.5 million was $0.8 million lower than last year due to reduced debt levels and lower interest rates.
    For fiscal 2003, interest expense was $31.0 million or $3.6 million lower than a year ago.
    Other expense of $0.6 million in the recent fourth quarter compared with other expense of $3.7 million in the same quarter a year ago. The current quarter included adjustments to reserves related to former Talley Industries subsidiaries. Last year included a write-down and loss on the sale of certain assets.
    For fiscal 2003, other income of $3.8 million compared with other income of $0.5 million for the prior year. Income received from U.S. Customs under the "Continued Dumping and Subsidy Offset Act of 2000" and interest income were the primary contributors to other income in both years.
    Income before taxes of $8.1 million in the recent fourth quarter compared with a loss before taxes of $10.6 million for the same quarter a year ago.
    For fiscal 2003, Carpenter had a pre-tax loss of $22.9 million, which compared to a pre-tax loss of $13.3 million for the previous fiscal year.
    Net income was $5.5 million or $.23 per diluted share for the three months ended June 30, 2003. In the comparable period a year ago, Carpenter had a net loss of $4.9 million or $.24 per diluted share.
    For fiscal 2003, Carpenter had a net loss of $10.9 million or $.56 per diluted share, which compared to a net loss of $118.3 million or $5.41 per diluted share a year ago. The loss in the previous fiscal year included a $112.3 million change in accounting charge, or $5.06 per diluted share, related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, including management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow for the fourth quarter was $32.8 million versus $31.6 million a year ago. For fiscal 2003, free cash flow was $80.2 million versus $79.6 million a year ago, after adjusting for the effects of the receivables purchase facility.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs. At fiscal year end, Carpenter had approximately $175 million available under its credit facilities.

    Selected Financial Measures

    Additional details regarding operating income before other income and expenses, free cash flow, net debt, special charge and net pension credit can be found in the attached financial schedules.

    Conference Call

    Carpenter will host a conference call and webcast on Thursday, July 24, at 10 a.m., Eastern Time, to discuss the results of operations for the fourth quarter. The conference call will be available by webcast at www.vcall.com.
    A replay of the conference call will be available at www.vcall.com or by calling 888-266-2081. The passcode for the replay is 203042.
    Carpenter produces and distributes specialty materials and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, with selected products sold online at www.carpenterdirect.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its report on Form 10-K for the year ended June 30, 2002, its Form 10-Q for the third quarter and its most recent registration statement on Form S-4, filed on October 12, 2001, as amended on November 29, 2001. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer durables, all of which are subject to changes in general economic and financial market conditions; 2) the ability of Carpenter to ensure adequate supplies of raw materials and to recoup increased costs of electricity, natural gas, and raw materials, such as nickel, through increased prices and surcharges; 3) domestic and foreign excess manufacturing capacity for certain metals that Carpenter produces; 4) fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on certain Carpenter products; 5) the degree of success of government trade actions; 6) fluctuations in stock markets which could impact the valuation of the assets in Carpenter's pension trusts and the accounting for pension assets; 7) the potential cost advantages that new competitors or competitors who have reorganized through bankruptcy may have; 8) the transfer of manufacturing capacity from the United States to foreign countries; and 9) the consolidation of customers and suppliers. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.



                   CONSOLIDATED STATEMENT OF INCOME
                 (in Millions, Except per Share Data)

                                  Three Months Ended    Year Ended
                                        June 30           June 30
                                   ----------------- -----------------
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------

NET SALES                           $212.4   $227.6   $871.1   $977.1
                                   -------- -------- -------- --------
COSTS AND EXPENSES:
   Cost of sales                     164.1    192.1    717.4    814.2
   Selling and administrative
    expenses                          28.5     34.1    118.8    142.1
   Special charge                      3.6       --     30.6       --
   Interest expense                    7.5      8.3     31.0     34.6
   Other expense (income), net         0.6      3.7     (3.8)    (0.5)
                                   -------- -------- -------- --------
                                     204.3    238.2    894.0    990.4
                                   -------- -------- -------- --------
Income (loss) before income taxes
 and cumulative effect of
 accounting change                     8.1    (10.6)   (22.9)   (13.3)
Income tax expense (benefit)           2.6     (5.7)   (12.0)    (7.3)
                                   -------- -------- -------- --------
Net income (loss) before cumulative
 effect of accounting change           5.5     (4.9)   (10.9)    (6.0)
Cumulative effect of accounting
 change                                 --       --       --   (112.3)
                                   -------- -------- -------- --------
NET INCOME (LOSS)                     $5.5    ($4.9)  ($10.9) ($118.3)
                                   ======== ======== ======== ========

EARNINGS (LOSS) PER COMMON SHARE:
 Basic:
   Earnings (loss) before
    cumulative effect of accounting
    change                           $0.23   ($0.24)  ($0.56)  ($0.35)
   Cumulative effect of accounting
    change                              --       --       --    (5.06)
                                   -------- -------- -------- --------
   Net earnings (loss)               $0.23   ($0.24)  ($0.56)  ($5.41)
                                   ======== ======== ======== ========

 Diluted:
   Earnings (loss) before
    cumulative effect of accounting
    change                           $0.23   ($0.24)  ($0.56)  ($0.35)
   Cumulative effect of accounting
    change                              --       --       --    (5.06)
                                   -------- -------- -------- --------
   Net earnings (loss)               $0.23   ($0.24)  ($0.56)  ($5.41)
                                   ======== ======== ======== ========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
   Basic                              22.4     22.3     22.3     22.2
                                   ======== ======== ======== ========
   Diluted                            23.1     22.3     22.3     22.2
                                   ======== ======== ======== ========
Cash dividends per common share    $0.0825    $0.33  $0.5775    $1.32
                                   ======== ======== ======== ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in Millions)

                                                       Year Ended
                                                         June 30
                                                    ------------------
                                                      2003      2002
                                                    --------  --------

OPERATIONS:
  Net loss                                           ($10.9)  ($118.3)
  Adjustments to reconcile net loss to
   net cash provided from operations:
    Depreciation                                       53.3      56.5
    Amortization                                       10.7      11.2
    Goodwill impairment charge                           --     112.3
    Deferred income taxes                             (14.7)      9.2
    Net pension credit                                 (3.4)    (17.1)
    Net loss on asset disposals                         0.2       4.4
    Special charge                                     24.0        --
  Changes in working capital and other, net of
   divestitures:
    Receivables                                        18.7      50.5
    Net change in accounts receivable purchase
     facility                                            --      10.0
    Inventories                                         8.2      51.2
    Accounts payable                                  (11.7)     (5.5)
    Accrued current liabilities                        (2.2)     (3.1)
    Income tax refund                                  18.3       9.0
    Other, net                                          1.7     (26.6)
                                                    --------  --------
Net cash provided from operations                      92.2     143.7
                                                    --------  --------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software           (8.5)    (26.7)
  Proceeds from sale of businesses                      8.5       3.0
  Proceeds from disposals of plant and equipment        2.5       0.6
                                                    --------  --------
Net cash provided from (used for) investing
 activities                                             2.5     (23.1)
                                                    --------  --------

FINANCING ACTIVITIES:
  Net change in short-term debt                        (1.7)   (154.4)
  Proceeds from issuance of long-term debt             98.0      98.3
  Payments on long-term debt                         (145.8)    (25.6)
  Checks not cleared                                    3.7        --
  Dividends paid                                      (14.5)    (31.0)
  Proceeds from issuance of common stock                 --       3.0
                                                    --------  --------
Net cash used for financing activities                (60.3)   (109.7)
                                                    --------  --------

Effect of exchange rate changes on cash and cash
 equivalents                                            0.4        --
                                                    --------  --------

INCREASE IN CASH AND CASH EQUIVALENTS                  34.8      10.9
Cash and cash equivalents at beginning of period       18.7       7.8
                                                    --------  --------
Cash and cash equivalents at end of period            $53.5     $18.7
                                                    ========  ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in Millions)

                                                   June 30    June 30
                                                    2003       2002
                                                  ---------  ---------

ASSETS
Current Assets:
  Cash and cash equivalents                          $53.5      $18.7
  Accounts receivable, net                           113.8      133.7
  Inventories                                        180.9      190.0
  Other current assets                                21.1       33.5
                                                  ---------  ---------
     Total current assets                            369.3      375.9

Property, plant and equipment, net                   651.7      713.1
Prepaid pension cost                                 253.7      255.9
Goodwill                                              46.3       46.3
Trademarks and trade names, net                       25.4       26.4
Other assets                                          53.5       61.9
                                                  ---------  ---------
Total assets                                      $1,399.9   $1,479.5
                                                  =========  =========

LIABILITIES
Current liabilities:
  Short-term debt                                    $17.1      $16.8
  Accounts payable                                    68.2       76.8
  Accrued income taxes                                 6.1         --
  Accrued liabilities                                 54.1       61.1
  Deferred income taxes                                4.3        5.9
  Current portion of long-term debt                    0.1       50.2
                                                  ---------  ---------
     Total current liabilities                       149.9      210.8

Long-term debt, net of current portion               378.9      375.8
Accrued postretirement benefits                      182.4      167.8
Deferred income taxes                                166.7      182.3
Other liabilities                                     47.4       34.5
                                                  ---------  ---------
Total liabilities                                    925.3      971.2
                                                  ---------  ---------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                         10.2       24.4
  Common stock                                       117.3      117.3
  Capital in excess of par value - common stock      199.8      200.1
  Reinvested earnings                                203.7      229.0
  Common stock in treasury, at cost                  (38.3)     (38.3)
  Deferred compensation                               (3.8)     (11.7)
  Accumulated other comprehensive income (loss)      (14.3)     (12.5)
                                                  ---------  ---------
     Total stockholders' equity                      474.6      508.3
                                                  ---------  ---------

Total liabilities and stockholders' equity        $1,399.9   $1,479.5
                                                  =========  =========


                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in Millions)

                                        Three Months
                                            Ended        Year Ended
                                           June 30         June 30
                                       --------------- ---------------

                                         2003    2002    2003    2002
                                       ------- ------- ------- -------

Net sales:
  Specialty Metals                     $191.0  $200.0  $760.2  $850.8
  Engineered Products                    22.1    28.2   113.3   128.5
  Intersegment                           (0.7)   (0.6)   (2.4)   (2.2)
                                       ------- ------- ------- -------
  Consolidated net sales               $212.4  $227.6  $871.1  $977.1
                                       ======= ======= ======= =======

Operating results:
  Specialty Metals                      $23.0    $0.9   $38.8   $12.9
  Engineered Products                     1.5     2.6    10.9    10.5
  Net pension credit                      0.8     4.3     3.4    17.1
  Corporate costs                        (5.5)   (6.4)  (18.2)  (19.7)
  Special charge                         (3.6)     --   (30.6)     --
  Interest expense                       (7.5)   (8.3)  (31.0)  (34.6)
  Other (expense) income, net            (0.6)   (3.7)    3.8     0.5
                                       ------- ------- ------- -------

   Consolidated income (loss) before
    income taxes and cumulative effect
    of accounting change                 $8.1  ($10.6) ($22.9) ($13.3)
                                       ======= ======= ======= =======

Carpenter is organized on a product basis: Specialty Alloys
Operations, Dynamet, Carpenter Powder Products and Engineered Products Group. For segment reporting purposes, Specialty Alloys Operations, Dynamet and Carpenter Powder Products are aggregated into one reportable segment called Specialty Metals because of the similarities in products, processes, customers and distribution methods.

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                            (in Millions)

                                        Three Months
                                            Ended        Year Ended
                                           June 30         June 30
                                       --------------- ---------------
OPERATING INCOME BEFORE OTHER            2003    2002    2003    2002
                                       ------- ------- ------- -------
INCOME AND EXPENSE

Net sales                              $212.4  $227.6  $871.1  $977.1
Cost of sales                          (164.1) (192.1) (717.4) (814.2)
Selling and administrative expenses     (28.5)  (34.1) (118.8) (142.1)
                                       ------- ------- ------- -------
Operating income before other income
 and expense                            $19.8    $1.4   $34.9   $20.8
                                       ======= ======= ======= =======


                                        Three Months
                                            Ended        Year Ended
                                           June 30         June 30
                                       --------------- ---------------
FREE CASH FLOW                           2003    2002    2003    2002
                                       ------- ------- ------- -------

Net cash provided from operations       $36.6   $29.9   $92.2  $143.7
Net cash (used for) provided from
 investing activities                    (1.5)   (2.6)    2.5   (23.1)
Net change in accounts receivable
   purchase facility                       --    12.0      --   (10.0)
Dividends paid                           (2.3)   (7.7)  (14.5)  (31.0)
                                       ------- ------- ------- -------
Free cash flow                          $32.8   $31.6   $80.2   $79.6
                                       ======= ======= ======= =======

Carpenter uses free cash flow as a measure of cash generated which is available for debt repayment.


                                      June 30 March 31 June 30
NET DEBT                                 2003    2003    2002
                                       ------- ------- -------

Accounts receivable purchase facility   $10.0   $10.0   $10.0
Short-term debt                          17.1    16.2    16.8
Current portion of long-term debt         0.1    50.1    50.2
Long-term debt, net of current portion  378.9   357.5   375.8
                                       ------- ------- -------
Total Debt                              406.1   433.8   452.8
Cash                                    (53.5)  (54.4)  (18.7)
Checks not cleared                        3.7      --      --
                                       ------- ------- -------
Net Debt                               $356.3  $379.4  $434.1
                                       ======= ======= =======

Cash is subtracted from total debt because cash is expected to be used for debt repayments.


                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                            (in Millions)

                                           Three Months   Year Ended
                                               Ended
                                              June 30       June 30
                                           ------------- -------------
SPECIAL CHARGE                              2003   2002   2003   2002
                                           ------ ------ ------ ------

Reductions in workforce                       --     --  $17.4     --
Pension plan curtailment loss                 --     --    6.7     --
Premium on early retirement of debt          4.5     --    4.5     --
Writedown of certain assets                 (0.9)    --    2.0     --
                                           ------ ------ ------ ------
Special charge                               3.6     --   30.6     --
Income tax benefit                          (1.4)    --  (12.2)    --
                                           ------ ------ ------ ------
Special charge, net of income taxes         $2.2     --  $18.4     --
                                           ====== ====== ====== ======

Special charge per share                   $0.09     --  $0.82     --
                                           ====== ====== ====== ======

Weighted average diluted common shares      23.1   22.3   22.3   22.2
                                           ====== ====== ====== ======


                                           Three Months
                                               Ended      Year Ended
                                              June 30       June 30
                                           ------------- -------------
NET PENSION CREDIT                          2003   2002   2003   2002
                                           ------ ------ ------ ------

Pension plan credit                         $4.1   $6.8  $16.4  $27.2
Other postretirement benefit expense        (3.3)  (2.5) (13.0) (10.1)
                                           ------ ------ ------ ------
Net pension credit                          $0.8   $4.3   $3.4  $17.1
                                           ====== ====== ====== ======




    CONTACT: Carpenter Technology Corporation
             Investors:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com
              or
             Media:
             Katharine B. Marshall, 610-208-3034
             kmarshall@cartech.com